Exhibit 21.1

List of Subsidiaries of OriginClear, Inc.

Progressive Water Treatment, Inc., a Texas Corporation

OriginClear Technologies Ltd. (formerly OriginClear (HK) Company Ltd.), a Hong Kong Limited Company

WaterChain, Inc., a Nevada Corporation